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                        SECURITES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                          Commission File No.: 33-31930

                         Royalty Mortgage Income Fund II
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             (Exact name of registrant as specified in its charter)

             100 E. Sierra, PMB 3202, Fresno, California 93710-3615
                                 (559) 261-9002
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Limited Partnership Units
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            (Title of each class of securities covered by this Form)

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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)         /X/      Rule 12h-3(b)(1)(ii)               / /
   Rule 12g-4(a)(1)(ii)        / /      Rule 12h-3(b)(2)(i)                / /
   Rule 12g-4(a)(2)(i)         / /      Rule 12h-3(b)(2)(ii)               / /
   Rule 12g-4(a)(2)(ii)        / /      Rule 15d-6                         / /
   Rule 12h-3(b)(1)(i)         / /

       Approximate number of holders of record as of the certification or notice date: Zero

     Pursuant to the requirements of the Securities Exchange Act of 1934, Royalty Mortgage Income Fund has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  _________________, 2002         ROYALTY MORTGAGE INCOME FUND II

                                        By:   ROYALTY MANAGEMENT CORPORATION
                                        Its:  General Partner


                                        By:
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                                                   Sheldon H. Sloan
                                                   Special Master